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CAPTEC NET LEASE REALTY, INC.
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Opportunity Partners L.P., 60 Heritage Drive, Pleasantville, NY
10570 / Tel: (914) 747-5262

November 13, 2001


Dear Captec Net Lease Stockholder:

	Whether stockholders will approve the proposed merger with Commercial Net Lease Realty is up in the air at this time. I oppose it because I don't think the price is fair. However, Patrick Beach, Captec's CEO, is pushing hard. He needs the merger because it includes a sweetheart asset purchase that will allow him to get out from under a mountain of debt. If the merger is approved I, for one, think he deserves a farewell party. In that case, he just might have to give a speech on short notice. To show there are no hard feelings, I have prepared one for him. Here it is

Patrick Beach's Farewell Speech (written by Phillip Goldstein)

	It is great to see all four of you here today. Hey, Ross, Reid, Ron and Al. We made it guys. Yo, the five musketeers, right?!! Any other directors here? No? How about any of my Kuwaiti investors? Well, remind me to send them all thank you gifts. By the way, I hope those pickets outside did not upset anyone. We can't let a bunch of disgruntled ex-employees and a couple of grouchy stockholders spoil the festivities. It has been a long hard battle but I always believed that if we spent enough stockholder money and kept repeating "best interests of the stockholders," we could do it. Am I a great salesman or what?

I will keep my remarks brief because I have to fly to my ski lodge in Colorado to meet with NNN management to buy back my loan and the other assets. That's $21 million of assets I am getting for only $7.5 million with nada down! Praise the lord! Oh yes, and a $1 million parachute to boot. All right! And, Ross, I didn't forget about you, buddy. You can't complain about the $640,000 I got you. That's for covering for me since I moved to California 15 months ago. And to anyone who complains that we never made any money for the stockholders, I say they got a lesson about integrity and trust that no amount of money can buy.

Anyway, I want to thank everyone that made this merger possible. Nobody could get stockholder approval on a merger that reeks of self-dealing without lots of support. First and foremost, I want to thank my board of directors. They stood by me through thick and thin, never questioning my judgment or integrity. They didn't ask why I was selling assets from my other companies to Captec or nitpick about the values I placed on them. Most important, they forgave me after learning that I had deceived them about the soundness of the $10 million demand loan to my private finance company. Sure, they were upset at first but they came around when I told them that if I bought all the excluded assets at a fraction of book value, they would not have to deal with me anymore and could get on with their lives. All they asked was that I remove their names from my Rolodex. Fellas, even though you're not here, I salute you. You are all princes.

Next, there are three outfits that supported our efforts without worrying much about whether stockholders were getting a fair deal - as long as they were being well compensated. Ha, ha. Here's to our proxy solicitor Georgeson Shareholder Communications. They helped me write letters attacking Goldstein without worrying much about accuracy or even making sense. Next, our law firms, Baker & Hostetler and Morris, Nichols, Arsht & Tunnell. They kept us out of legal trouble and explained how the business judgment rule protects corrupt managers from almost any legal challenge. They did screw up on notifying stockholders about their appraisal rights and it was embarrassing that Goldstein picked it up. But, it was a nice try. And, of course, we can't forget UBS Warburg, an investment banking firm that never saw a deal it wouldn't rubber stamp with a fairness opinion. If a company is willing to pay a fat enough contingency fee, I say put on blinders, throw in lots of disclaimers and fairness, shmairness. That's just what they did. Between you and me, it didn't hurt to move my margin account to UBS.

I also want to thank our auditor, PriceWaterhouseCoopers for signing off on our financial statements and continuing to audit our affiliates no matter how conflicted they appeared. Their advice about aggressive accounting and exploiting gray areas in GAAP has been invaluable in allowing us the flexibility to value our assets and liabilities in the most favorable light.

Also, the lawyers that sued Captec's directors and me for violating our fiduciary duty deserve special mention. I was really sweating for awhile when the judge questioned my actions and told them that they could depose me on the issue of self-dealing. Frankly, I would rather have hot lead poured in my ear than have to testify under oath about what I knew and when I knew it. I have so many skeletons in my closet that I may need to enlarge it soon. Ha, ha. But, just as I had hoped, after we dangled a $350,000 fee -- to be paid by stockholders, of course -- in front of them, they quickly agreed to forge what we pretended was a settlement. We may have been on opposite sides before but it is rewarding to know that everyone has his price. After all, class action lawyers have bills to pay too.

Then there are the unsung heroes. I deny direct knowledge of who they are but I thank those investors that bought NNN stock on the day before we announced the merger and pumped up its price to a temporarily artificial level. That allowed us to announce an inflated $13.05 value for the deal. I assure you there is no relationship whatsoever between the trading action in NNN stock and the lack of a collar to protect stockholders from subsequent negative price movements. And, let's not forget the risk arbs who bought Captec shares and shorted NNN stock after the merger was announced. They make no moral judgments about me and only care about closing the spread between their long and short positions. I like people that don't get caught up in the past. After all, nobody can change the past.

Of course, I have to express sincere thanks to Institutional Shareholder Services. These "useful idiots" as Lenin might have called them served as unwitting allies in my campaign to capture $21 million worth of Captec assets for a song. ISS is perhaps best known for recommending that Berkshire Hathaway stockholders vote against Warren Buffett and Charlie Munger as directors. ISS analysts are as trusting as a puppy.
I told them what they wanted to hear and they bought it hook, line and sinker. As they say, when you can fake sincerity, you've got it made. Thankfully, they didn't ask for any character references or probe too deeply into my past performance at Captec. Nor did they see any conflict in the fact that UBS's fee for its fairness opinion was contingent on stockholder approval of the merger. If O.J. is ever charged with another crime, maybe he will be lucky enough to have one or two ISS analysts on the jury.

Then, there is the SEC. They like to call themselves "the investor's advocate." Between you and me they are all bark and
no bite.   Like our directors, pretty much all they do is
review, comment, study and consider. I still can't believe what they let us get away with. For example, we never disclosed the true value of the merger after NNN's stock price fell. I bet a lot of stockholders thought they would be getting a package worth a total of $13.05 per share when they voted. Even though the value quickly fell below that, the SEC never made us revise it. That was so cool because if the value of the deal had gone up, we would have screamed that to the world. Also, some party pooper thought stockholders might like to know that some of the assets I am buying are the very same ones I sold to Captec at much higher prices just a few years ago. Good thing the SEC did not make us disclose that. Finally, we told stockholders that "there is no [higher] offer at all" for those same assets. We just took the position that nothing is an offer unless we say it's an offer. Like Humpty Dumpty said: "When I use a word it means just what I choose it to mean - neither more nor less."
It worked, didn't it?

Finally, there are the Captec stockholders themselves. I wish I could thank each and every one of them personally for helping me out of a financial jam. But, we don't really run in the same circles. If any of you ever run into any stockholders, tell them to look me up if they are ever in Santa Barbara. On second thought, just tell them to take a picture of the gate surrounding my exclusive community and move on. That should be a big thrill for them.

Well, I have to leave now.  Are my skis around?  You guys
can keep the party going without me. I love you and I will never forget you. And, remember, if any of you ever get involved in another real estate deal, don't forget to call me.
I want to be a part of . . . .  Hey, why is everyone leaving?

*********************

If there is anyone I haven't offended, I apologize.

			Regards,
Phillip Goldstein
Portfolio